VS Media

## CONTENT HOSTING SERVICES AND PROVIDER SELL-THROUGH AGREEMENT

This Content Hosting Services Agreement, including the Order Form, the Feed, and the exhibit attached hereto and incorporated by reference herein (the "**Agreement**"), is entered into as of the date signed by below (the "**Effective Date**") by and between VS Media Limited, a Hong Kong corporation with offices located at 6C, Tai Wan Village, Sai Kung, New Territories, Hong Kong ("**Provider**") and , an Irish limited liability company (" ") with offices at Gordon House, Barrow Street, Dublin 4, Ireland.

### DEFINITIONS

"**Ad Revenues**" means recognized revenues from ads provided by or an approved third party and displayed or streamed on Playback Pages, Provider Channel pages, or in or on the Video Player with the streaming of Provider Content and Monetized Content. Unless otherwise specified by the number of queries, impressions of and clicks on ads, as reported by will be the number used in calculating Ad Revenue payments hereunder, if any.

"**Affiliate**" means any entity that directly or indirectly controls, is controlled by, or is under common control with, a party.

"**Block**" means the Usage Policy available in the Content Management Tools for Provider to specify that a Video Match be blocked from playback on the Website (and/or Video, if and to the extent enabled for that property) in the Territories designated by Provider.

"**Brand Features**" means the names, logos, trademarks, designs and trade names of a party.

"**Content ID Participants**" means third parties for which may make available certain content identification services which may incorporate or otherwise utilize the Content Management Tools.

"**Content Management Tools**" means certain tools and systems provided by intended to assist Provider in the identification and management of Works on the Website, and if and to the extent enabled by in its sole discretion, Video, and that enable Provider to set usage policies for such Works.

" **Ads**" means advertisements delivered by or on behalf of

" **Services**" means websites, applications, products and services, including but not limited to the Website, applications, APIs, embeds, and any of the foregoing that are made available for syndication.

" **Video**" means the branded video destination with its main U.S. homepage at .

"**ID File**" means the unique binary data that describes a Work and is used for the automatic identification of that Work. ID Files are created by and its Affiliates using the Reference Files and/or Provider Content.

"I ' means an XML feed (further described in Exhibit A) or other method specified by used by Provider to supply necessary information about Provider Content.

"**Monetize**" means the Usage Policy available to Provider in the Content Management Tools for Provider to license a Video Match to in the Territories pursuant to this Agreement.

"**Monetized Content**" means a Video Match designated as Monetize by Provider.

"**Monetized Platforms**" has the meaning set forth in Section 1.2.3 of this Agreement.

"**Playback Pages**" means a page or pages on the where users will be able to playback at no cost the selected Provider Content, Monetized Content and Tracked Content, and to view more detailed information relating to the foregoing. Playback Pages in Services may be revised or modified by in its sole discretion.

"**Provider Ads**" means advertisements sold by Provider.

"**Provider Channel**" means that page of the that is dedicated to the Provider Content, and whose look and feel may be customized by Provider using functionality provided in the templates.

"**Provider Content**" means the audiovisual content received by or made available to from or by Provider via the delivery means described in <u>Exhibit A</u> and as set forth and described in the Feed or -provided interface to the Feed, and all data and information contained within or provided to in association with such content, including but not limited to all information provided in the Feed or interface to the text, images, closed captioning, and compositions and sound recordings of any music, and any copies that makes of any or all of the foregoing. Provider may designate additional content for hosting, indexing and displaying to users by providing to additional content and via approved delivery methods. Any such added content will be considered "Provider Content" and subject to the terms and conditions of this Agreement.

"**Provider Site**" means the Provider web site(s) located at the URL(s) designated in the (and any successor site(s) thereto).

"**Reference Files**" means the Works provided by Provider to by those means set forth in <u>Exhibit A.</u>

"**Territories**" means the territories designated by Provider in the interface to the or the Content Management Tools with respect to each item of Provider Content and Monetized Content.

"**Track**" means the Usage Policy available in the Content Management Tools allowing Provider to monitor but take no further action with respect to a Video Match in the Territories selected by Provider.

"**Tracked Content**" means a Video Match designated as Track by Provider.

"**Usage Policy**" means Monetize, Track, or Block, or such other policies as may be made available by from time to time.

"**User Video**" means any video submitted to the and/or to by a user.

"**Video Match**" means (a) User Videos determined by the Content Management Tools to match an ID File, and (b) User Videos claimed by Provider to contain a Work using the search functionality that may be offered by the Content Management Tools.

"**Work**" means audio and audiovisual works owned or controlled by Provider.

" **Policies**" means, collectively, those certain policies, guidelines, specifications and the like applied by with respect to the delivery of advertisements in connection with Provider Content and Monetized Content, as may be revised by from time to time, the current versions of which are located at: and

" **Embed**" means the Service that Provider may enable with respect to each video of Provider Content and Monetized Content that makes available an embed code that enables display of such video within the Player in non- products, services and applications, including but not limited to those of third parties, and in other than the

" **User Account**" means a user account or accounts that Provider creates on the and with which Provider Content will be associated. Such User Account will provide various functionalities to, by way of example and not limitation, permit Provider to manage the display of Provider Content on .

" **Video Player**" means one or more digital media players made available to users which is used or useful in the transmission, performance and/or playback of multimedia content, including but not limited to Provider Content, so that the digital data that embodies the audio or audiovisual recording concerned can be perceived by and communicated to a user of such digital media player when used in conjunction with the aid of a machine or device.

" **Website**" means the known as located at , including all mirror and derivative sites, all replacements or successor versions thereof, and all international versions thereof.

1. **LICENSES AND CONTENT DELIVERY.**

1.1 **Content License.** Provider hereby grants a non-exclusive, limited right (but not the obligation) and license to host, cache, route, transmit, store, copy,

modify (as described herein), distribute, perform, display, reformat, excerpt, analyze, create algorithms based on and otherwise use the Provider Content, Provider Ads and Monetized Content in order to: (a) host the Provider Content, Provider Ads and Monetized Content on servers owned or controlled by ; (b) index the Provider Content, Provider Ads and Monetized Content; (c) display, perform and distribute the Provider Content, Provider Ads and Monetized Content, in whole or in part, in and/or in the Video Player in the Territories (subject to Section 1.2.2); and (d) make continuing improvements to Services. The foregoing includes all necessary rights to use of the compositions and sound recordings of any music included in the Provider Content, Provider Ads and Monetized Content, and the right to modify the Provider Content, Provider Ads and Monetized Content to the extent technically necessary to index and display (in whole or in part) the Provider Content and Monetized Content.

1.2 **Mechanisms for Provider to Control Distribution and Display of Content.**

1.2.1 **Turn Off Embeds:** Provider may disable Embeds for any and all Provider Content and Monetized Content via the or provided interface to the . For the avoidance of doubt, Embeds are default "on".

1.2.2 **Territories and IP Restrict.** Provider may specify in the or -provided interface to the the Territories for each individual item of Provider Content. As further set forth in Section 4.3, Provider may designate a Block Usage Policy in specific Territories to Video Matches. will use commercially reasonable efforts to restrict access to playback of Provider Content and Monetized Content to those IP addresses as received by that correspond to the Territories. Notwithstanding the foregoing, does not guarantee that its efforts to limit or prevent such access will in every instance be effective.

1.2.3 **Monetized Platforms.** may make available, and Provider may enable, a feature that restricts Provider Content to playback on Monetized Platforms. Monetized Platforms are those that are branded with the brand (inclusive of the Website) and have substantially equivalent levels of in-stream enabled inventory as the Website itself. If Provider also enables embeds for such Content, that Content may be displayed via the embeddable player (with or without the equivalent level of in-stream enabled inventory as the Website) in non- branded products, services and applications, including but not limited to those of third parties, and in Services other than the Website.

1.2.4 **Controls.** It is understood and agreed that to the extent there are any conflicts between (a) the , or any or rules indicated by Provider in the Content Management Tools, and (b) any terms in this Agreement, the information in (a) of this section will control.

1.3 **Brand Features License.** Provider grants to a limited, non-exclusive, worldwide, royalty-free license to use its Brand Features (including all of its Brand Features pertaining to the Provider Content) for use in connection with the

Provider Content and Monetized Content and in order to fulfill its obligations under this Agreement, and for use in presentations, marketing materials, financial reports, press releases and customer lists (which includes without limitation customer lists posted on web sites and screen shots of Provider Content contained in ).

1.4 **Reservation of Rights.** Except for the licenses granted hereunder: (a) as between and Provider, all rights, title and interest (including without limitation all intellectual property rights) in and to the Provider Content, Monetized Content, and Reference Files furnished by Provider to , and Provider Brand Features will remain with Provider in accordance with and subject to applicable law, (b) as between and Provider, all rights, title and interest (including without limitation all intellectual property rights) in and to Services (except for the Provider Content and Reference Files furnished by Provider to , and Monetized Content contained in the foregoing), Content Management Tools, related information and files, other systems, technology, and any Brand Features will remain with in accordance with and subject to applicable law, and (c) neither party grants, and the other party will not acquire, any right, title or interest (including, without limitation, any implied license) in or to any Brand Features of the other party. Any use by a party of the other party's Brand Features (including any goodwill associated therewith) will inure to the benefit of the other party. As between and Provider, has the sole right and decision making authority with respect to the design, appearance, functionality, hosting, performance, and maintenance of the Website, and all other Services. Except as otherwise set forth herein, this Agreement does not affect any right or defense that either party would have had, or will have, independent of the Agreement including but not limited to rights under the U.S. Copyright Act or analogous laws in other jurisdictions.

1.5 **Provider Content Delivery and User Account.** During the Term, Provider will deliver to the Provider Content in the manner specified in Exhibit A. Provider Ads will be delivered to in a manner specified by . Provider will create a User Account(s) with which delivered Provider Content will be associated. Provider will not deliver to any Provider Content comprised substantially of third party materials unless Provider is the exclusive licensee of online distribution rights for the underlying material. If a third party provides with a claim of ownership of any material contained within Provider Content or Monetized Content, then: (a) the Provider Content or Monetized Content may be blocked from the Website and the Video Player, (b) payments accruing to Provider pursuant to Section 6 may be suspended or cancelled, and (c) if Provider disputes the third party claim, Provider will participate in a procedure to resolve the dispute.

## 2. CONTENT TAKEDOWNS.

2.1 **Provider Takedowns.** Provider may delete any Provider Content from User Account(s) or by information Services at any time by means of the provided in the . Provider may apply a different Usage Policy at any time during the Term. In the event that any Provider Content, or Video

Matches formerly designated Monetized Content or Tracked Content which has been changed to Blocked Content, continue to appear in Services more than forty-eight (48) hours after Provider has correctly initiated removal of Provider Content through the or the User Account or has changed a Usage Policy to Block via the Content Management Tools, Provider may notify of the URL of such material by sending an email to , or such other address as may designate and will use commercially reasonable efforts to remove such material from display in the designated Territories within twenty (20) days of confirmed receipt of such notice.

2.2 **Takedowns.** While does not intend, and does not undertake, to monitor the Provider Content, Provider Ads, Tracked Content or the Monetized Content, if is notified by Provider or otherwise becomes aware and determines in its sole discretion that: (A) the Provider Content, Provider Ads, Tracked Content or the Monetized Content, or any portion thereof or the Provider Brand Features (i) violates the intellectual property rights or any other rights of any third party, (ii) violates any applicable law or is subject to an injunction, (iii) is pornographic, obscene or otherwise violates hosting policies or other terms of service as may be updated by from time to time in its sole discretion, (iv) is being distributed by Provider improperly, or (v) may create liability for ; or (B) the display of the Provider Content, Provider Ads, Tracked Content or the Monetized Content is impacting the integrity of servers (i.e., users are unable to access such content or otherwise experience difficulty), may withdraw from, not display or cease displaying that Provider Content, Provider Ads, Tracked Content and/or the Monetized Content in Services with no liability to .

3. **HOSTING, SERVING, STORING, INDEXING AND DISPLAY.**

3.1 **Hosting, Serving, Storage, and Indexing.** Except as set forth in Section 2.2 above and provided that Provider is in compliance with its obligations hereunder, will store Provider Content and Monetized Content on servers hosted or controlled by and host at the direction of Provider, Provider Content and Monetized Content in Services.

3.2 **Provider Channel and Playback Page.** will make available to Provider a Playback Page for Provider Content and a Provider Channel that prominently displays the Provider Brand Features and contains a collection of Provider Content.

4. **CONTENT IDENTIFICATION AND MANAGEMENT.**

4.1 **Reference Files and ID Files.** Provider will deliver to and its Affiliates the Reference Files created using the Software. Once Provider furnishes Reference Files and/or Provider Content, and its Affiliates will create corresponding ID Files. Provider will provide associated with each Reference File or video of Provider Content (such as title, description, Usage Policy, and Territory for each Usage Policy). Provider will cooperate with and its Affiliates to resolve technical and other issues relating to the ingestion,

encoding, prioritization, utilization, and maintenance of the Reference Files, as and its Affiliates may reasonably request with the goal of ensuring the proper functioning and scaling of the Content Management Tools. Provider will ensure that the delivered to and its Affiliates is accurate and current. Provider may delete any Reference Files and and its Affiliates will delete the corresponding ID Files. and its Affiliates will store the Reference Files on secure servers and apply commercially reasonable measures to protect Reference Files from unauthorized access. Provider will not deliver Reference Files for Works that are substantially comprised of materials owned by a third party unless Provider is the exclusive licensee of online distribution rights for the underlying material.

4.2 **Grant and Limitation of Rights.** **(a)** grants Provider a non-exclusive, non-transferable, royalty-free, limited license to use the Content Management Tools solely for the purpose of identifying and managing Works on the Website, Video and, to the extent enabled by Provider pursuant to Section 4.5 below, in connection with certain sites and/or services of Content ID Participants. By submitting Reference Files and/or Provider Content, Provider grants a non-exclusive, nontransferable, royalty-free limited license to store, copy (including the right to make temporary cache and storage copies), modify or reformat, excerpt, analyze, use to create algorithms and binary representations, and otherwise use those files in connection with the Content Management Tools. **(b)** Provider will not sell, lease, lend, convey, modify, adapt, translate, prepare derivative works from, decompile, reverse engineer, disassemble or attempt to derive source code from the Content Management Tools, any other technology, user interface techniques, software, materials, or documentation. If Provider has marked Reference Files as "reference only" in the will not publicly display, publicly perform or otherwise distribute the Reference Files in any Service, including but not limited to the Website. In the event Provider has not marked Reference Files as "reference only", then such Reference Files will be considered "Provider Content" and subject to the applicable terms and conditions of this Agreement. Except for the licenses granted above, all of Provider's intellectual property rights in the Reference Files provided by Provider to remain with Provider and all of intellectual property rights in the Website, Video, the Content Management Tools and related information and files remain with .

4.3 **Content Management Tools and User Video Matches.** The Content Management Tools will compare User Videos against the ID Files to identify Video Matches, if any, and apply the Usage Policies assigned by Provider. The Content Management Tools may also provide Provider the capability to perform for User Videos that may contain the Works and assign Usage Policies thereto. Provider will select the Monetize, Track, or Block Usage Policy for each Video Match, or other usage policies as may make available from time to time. Provider may select another Usage Policy at any time during the Term. implementation of the Usage Policies set by Provider will be sole obligation or liability with respect to Video Matches. If any particular ID File has not yielded any Video Matches within a reasonable time or is not verified by Provider, or if it yields erroneous results, may remove such ID File from the Content Management Tools and will notify Provider

of such removal. Provider will not make false claims on User Videos or otherwise abuse the Content Management Tools. False claims or abuse may lead to termination of this Agreement by . Notwithstanding the foregoing, as of the Effective Date, only the Block Usage Policy will be applied to Video Matches on Video unless and until makes the other Usage Policies available for Video. If Provider selects the Monetize Usage Policy or the Track Usage Policy for Video Matches on Video, will instead apply the Block Usage Policy unless and until such other Usage Policies are available. If a third party provides with a claim of ownership of any material contained within Provider Content or Monetized Content, then: (a) the Provider Content or Monetized Content may be blocked from the Website and the Video Player, (b) payments accruing to Provider pursuant to Section 6 may be suspended or cancelled, and (c) if Provider disputes the third party claim, Provider will participate in a procedure to resolve the dispute.

4.4 **Disputes.** may establish reasonable procedures to resolve claims that a Video Match was wrongfully Blocked by the Content Management Tools or monetized by Provider due to error, mistake, or otherwise, and Provider will cooperate with to resolve such disputes. If, during the course of evaluating whether Provider has rights to specific content, Provider reviews content designated as private by the user, Provider will not disclose the content to any third party except as necessary for this process or a judicial proceeding.

4.5 **Content ID Participants.** may enter into relationships with Content ID Participants to provide certain content identification services which may make use of the Content Management Tools. If applicable, Content ID Participants will be identified by name in the Content Management Tools interface, and Provider may elect in its sole discretion to choose each Content ID Participant whose files may be compared against ID Files. Provider will have the ability to select among certain usage policies to be communicated to each Content ID Participant when a match is detected between a Content ID Participant file and an ID File. may share the following information with a Content ID Participant when a match is detected: (a) Provider's identity, and the titles, descriptions, and furnished by Provider to for each ID File matching a Content ID Participant file; and (b) Provider's applicable usage policy. Provider acknowledges that does not have the capability to manage or remove, and will not manage or remove, any materials displayed on or published by any Content ID Participant's platform.

5. **ADVERTISING.**

5.1 **Provider Ads.** Provider and will have the right to place Provider Ads and Ads, respectively, on certain ad inventory associated with Provider Content and Monetized Content, as further described in documentation provided by , which will at least include inventory on Playback Pages where Provider Content and/or Monetized Content is displayed. Such Ads may be sold and will appear in the style and format offered by and as may be modified from time to time by . Provider must enter into the standard service agreement supplied by for any Provider Ads submitted hereunder. Provider Ads must comply with the Ad Policies. reserves the

right to modify the Ad Policies in its sole discretion at any time during the Term. For the avoidance of doubt, is under no obligation to permit the display of any Provider Ads that fail to meet its approval in sole discretion or that fail to comply with the Ads Policies. may require Provider to remove from display any Provider Ads that determines in its sole discretion to be objectionable, and Provider will promptly remove such Provider Ads from display in Services. Further, is under no obligation to display any Provider Ads before the start date or past the end date of any Provider Ad campaign, or after the time when a Provider Ad campaign has reached its budget limit as furnished to by Provider.

5.2 **Limitations.** Provider will not include any promotions, sponsorships or other advertisements (including but not limited to promotions, sponsorships or other advertisements for its own products and services) as part of the Provider Content, provided however, that Provider may include product placements as part of its content (any and all of which must comply with the Policies). reserves the right to remove from display to end users any Provider Content containing: (a) any promotions, sponsorships or other advertisements (other than product placements); and/or (b) product placements which do not comply with the Policies. Additionally, may elect not to serve which would be subject to the revenue share in Section 6.1 below in connection with any Provider Content containing product placements.

6. **AD REVENUES, PAYMENTS, REPORTING, NONQUALIFYING ADS, TAXES.**

6.1 **Ad Revenues.**

6.1.1 With respect to , Provider will receive 55% of Ad Revenues (or its pro-rata share of 55% if there are multiple claimants to Monetized Content). reserves the right to retain all other revenues derived from including without limitation any revenues from ads that may appear on any search results pages.

6.1.2 **Provider Ads.** With respect to Provider Ads, Provider will pay to to Provider, 45% of the then-current advertising rates communicated by which will provide and update (which may be via e-mail) during the Term. Any updates to advertising rates communicated to Provider will apply only to Provider Ads inventory for which no service agreement has been executed at the time of the update. As of the Effective Date, does not support serving Provider Ads on Monetized Content where there are multiple claims, but retains the right to do so. retains the right to reject any Provider Ads service agreement totaling less than $10,000 or such other amount as determined by

6.2 **Payment Terms.** Recognized revenues do not include those items listed in Section 6.4, or any taxes. Payments to Provider for Ad Revenues will be sent by within approximately sixty (60) days after the end of any calendar month, and payment to will be sent by Provider within approximately thirty (30) days after the date of invoice, in either case, provided that payee's earned balance is $100 or more. When payee's monthly earned balance is less

than $100, there will be no payment and the balance will accumulate until it exceeds $100, at which time it will be paid to payee in accordance with the preceding sentence. Any payments to Provider will be made in the manner that pays its partners. Payments to will be made by electronic funds transfer pursuant to the instructions in the Order Form.

6.3 **Reporting.**

6.3.1 **By Provider.** Provider will supply to , as reasonably required by , information may require with respect to Provider Ads, including but not limited to campaign targeting and placement details such as: (a) applicable start dates and end dates for Provider Ad campaigns; (b) impression numbers; (c) advertiser and campaign name; and (d) any other information as set forth in the documentation provided by to Provider during the Term. If Provider fails to provide any such information to , then may temporarily suspend Provider's right to place Provider Ads upon notice to Provider and Provider will have thirty (30) days to supply the missing information. If Provider fails to do so within thirty (30) days, then Provider's right to place Provider ads will immediately terminate and this Agreement shall be deemed amended accordingly, unless otherwise agreed to by .

6.3.2 **By** . Within thirty (30) days of the end of each month, will furnish Provider with usage reports in the form generally made available to providers at that time. Such reports will contain at a minimum, on a per clip basis for all Provider Content and Monetized Content: (i) the total views and revenue generated for the month; (ii) the daily views and revenue generated; and (iii) the total views and revenue generated on a territory-by-territory basis.

6.4 **Payment Limitations.**

6.4.1 Neither party will be liable for any payment based on:

6.4.1.1 Any amounts which result from invalid queries, or invalid clicks on ads, generated by any person, bot, automated program or similar device, including, without limitation, through any clicks or impressions:

(a) originating from the other party's IP addresses or computers under the other party's, or

(b) solicited by payment of money, false representation or request for users to click on ads;

6.4.1.2 Ads delivered to users whose browsers have JavaScript disabled (as long as does not retain revenue from such Ads); or

6.4.1.3 Any breach by the other party of Section 6.5.

6.4.2 will not be liable to Provider for any payment based on:

6.4.2.1 for its products and/or services; or

6.4.2.2 Any breach of Sections 4.3 or 7 by Provider.

Payment may be withheld or charged back to the other party due to any of the reasons listed in this Section 6.4 pending reasonable investigation. Each party agrees to cooperate with the other party in its investigation of any of the

foregoing.

6.5 **Prohibited Acts.** Neither party will, and will not authorize or encourage any third party to directly or indirectly generate queries, impressions of or clicks on any ad(s) or to obtain access to Provider Content through any automated, deceptive, fraudulent or other invalid means, including but not limited to through repeated manual clicks; the use of robots or other automated query tools and/or computer generated search requests, and/or the fraudulent use of other search engine optimization services and/or software. Each of and Provider reserves the right to investigate, at its own discretion, any activity that may violate this Agreement, including but not limited to any use of a software application to access ads or any engagement in any activity prohibited by this Agreement.

6.6 **Taxes.** Each party will be responsible for any taxes relating to payments it makes under this Agreement other than taxes based on the other party's income. If either party is required to deduct or withhold taxes from any payments made to the other party and remits such taxes to the local taxing jurisdiction, then such party will duly withhold and remit such taxes and will pay to the other party the remaining net amount after the taxes have been withheld.

6.7 **Miscellaneous Payment Information.** Except as otherwise agreed to, for purposes of providing Provider payment under this Agreement, may create an account for Provider, where Provider will be able to access information about advertising revenue payments to Provider. Provider understands and agrees that this account is made available to Provider for this purpose only, and that the account may not be used for any other purpose unless expressly agreed to otherwise by Provider and . To ensure proper payment, Provider is solely responsible for providing and maintaining accurate contact and payment information associated with its account. For U.S. taxpayers, this information includes without limitation a valid U.S. tax identification number and a fully-completed Form W-9. For non-U.S. taxpayers, this information includes without limitation a fully-completed Form W-8 or other form, which will likely require a valid U.S. tax identification number, as required by the U.S. tax authorities. All payments made in connection with this Agreement are exclusive of taxes imposed by governmental entities of whatever kind and imposed with respect to the transactions for services provided under this Agreement. Any bank fees related to returned or cancelled checks due to a contact or payment information error or omission may be deducted from the newly issued payment.

6.8 **Audit.** If either party has concerns or questions about the other party's revenue reporting and payment obligations under this Agreement, then such party may provide written notice to the other party specifying such concerns. The parties will work together to resolve such issues. If a party still has unresolved concerns after no fewer than thirty (30) days of working with the other party to resolve them, then such party may request an audit pursuant to this Section 6.8. Upon thirty (30) days' prior written notice, either party may request a review and audit of the other party's relevant financial records to confirm the performance of payment obligations under this Agreement, provided that the party requesting the audit has been paid or reasonably believes it should have been paid at least two hundred fifty thousand dollars ($250,000) by the other party during any twelve

(12) month period of the Term. Such audit will: (a) be performed by a mutually-acceptable, nationally-recognized independent accounting firm (which may not be compensated on a contingency basis); (b) be subject to auditee's reasonable security and confidentiality requirements (for the avoidance of doubt, the auditing party's auditors may not copy or remove any records from auditiee's site); (c) occur no more than once per year and not during the first or last three (3) weeks of a calendar quarter; (d) apply solely to the previous year's financial records; (e) transpire solely during auditee's normal business hours; and (f) comprise no more than fifteen (15) consecutive days of onsite work at auditee's place of business. The right of either party to audit the other party's financial records will expire sixty (60) days following expiration or termination of this Agreement. The accounting firm may only disclose to the auditing party whether or not the auditee is in compliance with its payment obligations under Section 6.1 (Ad Revenues) and, if auditee is not in compliance, the amount of any underpayment or overpayment and supporting calculations. Notwithstanding the foregoing, may, in its sole discretion, either accommodate Provider's request for an audit, or furnish a SAS 70 or SSAE16 report to Provider in lieu thereof. If the audit, SAS 70 or SSAE report, if any shows an underpayment for any period of time, then the auditee will, within thirty (30) days after the end of the month in which the audit was completed, pay or credit such underpaid amounts to the auditing party and, in the event that the audit shows an underpayment to the auditing party of ten percent (10%) or more, the auditee will reimburse the auditing party its reasonable costs actually incurred for carrying out such audit. If the audit shows an overpayment to the auditing party for any period of time, then the auditing party will, within thirty (30) days after the end of the month in which the audit was completed, pay such overpaid amounts to the auditee. Except as otherwise set forth above, all expenses associated with such audit will be paid by the auditing party.

7. **REPRESENTATIONS AND WARRANTIES.** Each party represents and warrants that it has full power and authority to enter into the Agreement and that upon execution and delivery hereof, this Agreement will constitute the valid and binding obligations of the party. Provider represents and warrants: (A) it has and will maintain throughout the Term all rights, authorizations and licenses that are required in order for (i) it to fully perform its obligations hereunder, (ii) it to grant the rights and licenses granted herein, (iii) to use the Provider Content, Monetized Content, Reference Files, and Provider Ads provided to by Provider, and Provider Brand Features as permitted herein, and (iv) Provider to designate the Usage Policies; and (B) the Provider Content, Monetized Content, the Provider Brand Features, Provider Ads and/or authorized use thereof do not infringe any third party right, including but not limited to rights arising from contracts between Provider and third parties, copyright, trademark, trade secret, moral rights, privacy rights, rights of publicity, or any other intellectual property or proprietary rights. The termination right set forth in Section 11.2, the nonpayment, withholding and chargeback rights in Section 6.4.2, and the Provider Indemnity set forth in Section 9.1 will be sole remedies in the event of a breach by Provider of its representations and warranties in Sections A and B of this Section 7.

8. **DISCLAIMERS.** THE PARTIES MAKE NO WARRANTIES OTHER THAN THE EXPRESS WARRANTIES STATED IN THIS AGREEMENT. THE PARTIES DISCLAIM ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED

TO (A) IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND NONINFRINGEMENT (B) WARRANTIES AS TO THE QUALITY OR PERFORMANCE OF THE MATERIALS, INFORMATION, GOODS, SERVICES, TECHNOLOGY AND/OR CONTENT PROVIDED UNDER OR IN CONNECTION WITH THIS AGREEMENT, INCLUDING BUT NOT LIMITED TO THE DELIVERY OR AVAILABILITY OF ANY ADVERTISEMENTS, AND ANY LIMITATIONS ON USER ACCESS TO OR USE OF CONTENT; AND (C) WARRANTIES AS TO THE PERFORMANCE OF COMPUTERS, TECHNOLOGY, NETWORKS OR ADS (INCLUDING BUT NOT LIMITED TO ALL WARRANTIES REGARDING POSITIONING, LEVELS, QUALITY OR TIMING OF (I) AVAILABILITY AND DELIVERY OF ANY IMPRESSIONS, CREATIVE, OR TARGETS; (II) CONVERSIONS OR OTHER RESULTS FOR ANY ADS OR TARGETS; (III) THE ACCURACY OF ANY PROVIDER DATA (E.G., REACH, SIZE OF AUDIENCE, DEMOGRAPHICS OR OTHER PURPORTED CHARACTERISTICS OF AUDIENCE); AND (IV) THE ADJACENCY OR PLACEMENT OF ADS). MAKES NO WARRANTY THAT SERVICES WILL BE UNINTERRUPTED, TIMELY OR ERROR-FREE OR THAT THE RESULTS OR INFORMATION OBTAINED FROM USE OF SERVICES WILL BE ACCURATE OR RELIABLE.

9. **INDEMNIFICATION.**

9.1 **Provider Indemnity.** Provider will indemnify, defend and hold harmless and its Affiliates and syndication partners, and any of their respective directors, officers, employees, agents, contractors and licensees from and against any and all claims, demands, causes of action, debt or liability, including reasonable attorneys fees ("Losses") incurred in connection with any third party claim based upon or otherwise arising out of: (a) authorized use of any Provider Content, Provider Brand Features, Monetized Content, or any other materials made available by Provider to under this Agreement; (b) a claim alleging facts that would constitute a breach of Provider's representations and warranties in Sections 7(A) or 7(B); (c) a claim that the Provider Content or Monetized Content is or contains any content that is defamatory, obscene, or otherwise illegal; and/or (d) a claim that Provider Site (including products and services therein) violates or encourages violation of any applicable laws.

9.2 **Indemnity.** will indemnify and defend Provider and its Affiliates and its and their directors, officers, employees, and agents from and against any and all Losses arising from any third-party claim that Provider's authorized use of any Feature, or used to provide the infringes any United States trademark, copyright or trade secret of such third party. Notwithstanding the foregoing, in no event will have any obligations or liability under this Section 9.2 arising from any content, technology, information or data provided or made available to by Provider, users, or any third parties.

9.3 **Procedure.** The obligation to indemnify will be contingent upon the indemnified party: (a) providing the indemnifying party with prompt written notice for any claim for which indemnification is sought, (b) cooperating fully with the indemnifying party, and (c) allowing the indemnifying party to control the defense and settlement of such claim (provided the indemnifying party will not settle or resolve any such claim in a manner that imposes any liability or obligation on the

indemnified party or affects the indemnified party's rights in connection therewith without the advance written approval of the indemnified party, which will not be unreasonably withheld or delayed). The indemnified party may, at its own expense, assist in the defense if it so chooses.

10. **LIMITATION OF LIABILITY.** EXCEPT FOR (A) AMOUNTS PAYABLE PURSUANT TO THE PARTIES' INDEMNIFICATION OBLIGATIONS UNDER SECTION 9, (B) PAYMENT OBLIGATIONS UNDER SECTION 6, AND (C) BREACHES OF CONFIDENTIALITY UNDER SECTION 12.1: (I) NEITHER PARTY HERETO WILL BE LIABLE TO THE OTHER FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL, LIQUIDATED, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES OR PENALTIES INCLUDING, BUT NOT LIMITED TO, LOSSES OF BUSINESS, REVENUE OR ANTICIPATED PROFITS; (II) WILL NOT BE LIABLE TO PROVIDER FOR DIRECT OR INDIRECT DAMAGES IN ANY AMOUNT ARISING OUT OF THE DISPLAY OR PUBLICATION OF ANY MATERIALS ON OR BY ANY CONTENT ID PARTICIPANT PLATFORM, INCLUDING ANY CONTENT ID PARTICIPANT FILE DETERMINED TO MATCH AN ID FILE; AND (III) IN NO EVENT WILL EITHER PARTY'S TOTAL AGGREGATE LIABILITY FOR ANY AND ALL CAUSES OF ACTION ARISING OUT OF OR RELATED TO THIS AGREEMENT EXCEED THE NET AMOUNT SUCH PARTY HAS ACTUALLY RECEIVED AND RETAINED (AFTER ACCOUNTING FOR ALL DEDUCTIONS, AND OTHER OFFSETS PROVIDED FOR UNDER THE AGREEMENT) FROM ADVERTISING SALES AS PROVIDED FOR UNDER THIS AGREEMENT DURING THE SIX (6) MONTHS IMMEDIATELY PRECEDING THE DATE ON WHICH SUCH CLAIM ARISES. THE LIMITATIONS OF LIABILITY SET FORTH IN THIS SECTION 10 WILL APPLY REGARDLESS OF THE CAUSE OF ACTION UNDER WHICH SUCH DAMAGES ARE SOUGHT, WHETHER FOR BREACH OF CONTRACT, NEGLIGENCE, STRICT LIABILITY, OR OTHER TORT, WHETHER OR NOT THE PARTIES WERE OR SHOULD HAVE BEEN AWARE OR ADVISED OF THE POSSIBILITY OF SUCH DAMAGE, AND REGARDLESS OF WHETHER ANY REMEDY FAILS OF ITS ESSENTIAL PURPOSE. THE PARTIES AGREE THAT THE MUTUAL AGREEMENTS MADE IN THIS SECTION REFLECT A REASONABLE ALLOCATION OF RISK, AND THAT EACH PARTY WOULD NOT ENTER INTO THE AGREEMENT WITHOUT THESE LIMITATIONS ON LIABILITY.

11. **TERM, TERMINATION AND CONTENT REMOVAL.**

11.1 **Term.** This Agreement will commence on the Effective Date and will continue thereafter for a period of one (1) year unless terminated earlier as provided for in this Agreement (the "Initial Term"). This Agreement will automatically renew for additional one (1) year terms unless either party gives at least thirty (30) days written notice prior to the end of the then-current term of its intent not to renew (the Initial Term and all renewal terms, collectively, the "Term").

11.2 **Termination.** Either party may terminate this Agreement: (a) immediately upon written notice to the other party if (i) the other party files a petition for bankruptcy, becomes insolvent, or makes an assignment for the benefit of its creditors, or a receiver is appointed for the other party or its business, or (ii) the other party breaches Section 12.1 of this Agreement (Confidentiality); or (b) with thirty (30) days prior written notice for any other breach, if such breach is not cured within the notice period. may terminate this Agreement immediately upon written notice to Provider if Provider breaches its representations and warranties

in Section 7(A) or 7(B) of this Agreement. Either party may terminate this Agreement for convenience with thirty (30) days' prior written notice. The provisions of Sections 1.4, 6.4, 8, 9, 10, 11.2, and 12 will survive any expiration or termination of this Agreement.

11.3 **Content Removal.** Upon expiration or termination of this Agreement, Provider will immediately remove the Provider Content by means of the User Account or such other means as provided by . Additionally, all claims relating to within the Content Management Tools will be released (inclusive of claims relating to Monetized Content). In the event that Provider fails to remove the Provider Content upon expiration or termination (regardless of whether such failure is inadvertent or intentional), the provisions of Sections 1.1, 1.3 and this Section 11.3 will also survive. Notwithstanding the foregoing, upon expiration or termination of this Agreement, itself will have the right, in its sole discretion, to remove any or all of the Provider Content.

12. **GENERAL.**

12.1 **Confidentiality.**

12.1.1 **Definition.** "Confidential Information" means information that one party (or an Affiliate) discloses to the other party under this Agreement, and that is marked as confidential or would normally under the circumstances be considered confidential information. Confidential Information does not include information that the recipient already knew, that becomes public through no fault of the recipient, that was independently developed by the recipient, or that was lawfully given to the recipient by a third party.

12.1.2 **Confidentiality Obligations.** The recipient will not disclose the Confidential Information, except to Affiliates, employees, agents or professional advisors who need to know it and who have agreed in writing (or in the case of professional advisors are otherwise bound) to keep it confidential. The recipient will ensure that those people and entities may use the received Confidential Information only to exercise rights and fulfill obligations under this Agreement, while using reasonable care to keep it confidential. The recipient may also disclose Confidential Information when required by law after giving reasonable notice.

12.1.3 **Publicity.** Neither party may make any public statement regarding this Agreement without the other's prior written approval, except when required by law after giving reasonable notice to the other.

12.2 **Notices.** All notices of termination or breach must be in writing and addressed to the other party's Legal Department. The email address for notices being sent to Legal Department is . Notice will be treated as given on receipt, as verified by written automated receipt or by electronic log (as applicable). All other notices must be in English, in writing and addressed to the other party's primary contact.

12.3 **Assignment.** Neither party may assign any part of this Agreement without the written consent of the other, except to an Affiliate where: (a) the assignee has

agreed in writing to be bound by the terms of this Agreement; (b) the assigning party remains liable for obligations under the Agreement if the assignee defaults on them; and (c) the assignor has notified the other party of the assignment. Any other attempt to assign is void.

12.4 **Change of Control.** Upon a change of control (for example, through a stock purchase or sale, merger, or other form of corporate transaction): (a) the party experiencing the change of control will give written notice to the other party within 30 days after the change of control, and (b) the other party may immediately terminate this Agreement any time between the change of control and 30 days after it receives the written notice of same.

12.5 **Force Majeure.** Neither party will be liable for failure or delay in performance to the extent caused by circumstances beyond its reasonable control.

12.6 **No Waiver.** Neither party will be treated as having waived any rights by not exercising (or delaying the exercise of) any rights under this Agreement.

12.7 **Severability.** If any term (or part of a term) of this Agreement is invalid, illegal or unenforceable, the rest of the Agreement will continue in force unaffected.

12.8 **No Agency.** This Agreement does not create any agency, partnership or joint venture between the parties.

12.9 **No Third-Party Beneficiaries.** There are no third-party beneficiaries to this Agreement.

12.10 **Equitable Relief.** Nothing in this Agreement will limit either party's ability to seek equitable relief.

12.11 **Governing Law.** This Agreement is governed by California law, excluding California's choice of law rules. The parties agree that they will try in good faith to settle within thirty (30) days any dispute, controversy or claim arising out of, relating to or in connection with this Agreement ("Dispute"). If the Dispute is not resolved within thirty (30) days after such Dispute arose, such Dispute must be referred to and finally resolved by arbitration, to which the parties hereto expressly agree and submit. The arbitration will be submitted to the International Centre for Dispute Resolution of the American Arbitration Association ("AAA") and conducted in accordance with the Commercial Arbitration Rules of the AAA in force as of the date of this Agreement. Pre-hearing information exchange shall be limited to the reasonable production of relevant, non-privileged documents and carried out expeditiously. There will be one arbitrator selected by mutual agreement of the parties. The arbitral tribunal will not act as amiable compositeur or ex aequo et bono. It is the intent of the parties that, barring extraordinary circumstances, arbitration proceedings will be concluded within 60 days from the date the arbitrator is appointed. The arbitral tribunal may extend this time limit in the interests of justice. Failure to adhere to this time limit shall not constitute a basis for challenging the award. The arbitration will be conducted in English and the place of arbitration will be in the Santa Clara County, California, U.S.A. Either party may, without waiving any remedy under

this Agreement, apply to the arbitral tribunal and/or any court having jurisdiction any interim, provisional, injunctive or conservatory relief that is necessary to protect the rights or property of that party until the arbitration award is rendered or the Dispute is otherwise resolved. Any decision rendered by the arbitral tribunal will be final and binding on the parties, and judgment thereon may be entered by any court of competent jurisdiction, including, but not limited to, any court that has jurisdiction over either of the parties or any of their assets. The parties expressly agree that the arbitral tribunal will be empowered to award and order equitable or injunctive relief with respect to matters brought before it, provided however, that such remedy or relief is consistent with the remedies and limitations set forth in this Agreement. The parties agree that all arbitral proceedings conducted pursuant to this Section, including the existence of any arbitral proceedings, information disclosed in the course of such arbitral proceedings, and any settlements, negotiations, discussions, proposals, and awards related thereto shall be considered confidential information and shall not be disclosed to third parties except as required by law. The parties may, however, disclose such information to an appropriate court, as is necessary to seek enforcement of any award rendered by the arbitral tribunal or to seek any interim, provisional, injunctive or conservatory relief pursuant to the terms hereof.

12.12 **Amendments.** Any amendment must be in writing and expressly state that it is amending this Agreement.

12.13 **Counterparts.** The parties may execute this Agreement in counterparts, including facsimile, PDF, and other electronic copies, which taken together will constitute one instrument.

12.14 **Entire Agreement.** This Agreement sets out all terms agreed between the parties' and supersedes all previous or contemporaneous agreements between the parties relating to its subject matter.

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties as of the dates indicated below.

**VS Media Limited**

| | | |
|---|---|---|
| BY: | BY:____ | 2013.06.2 |
| NAME: Ivy Wong | NAME:____ | 0 11:52:05 |
| TITLE: Founder & CEO | TITLE:____ | +01'00' |
| DATE: June 13, 2013 | DATE:____ | |

1st & 2nd Floors
Gordon House
Barrow Street
Dublin 4
Ireland
Fax: +353 (1) 436 1001

Content Hosting Services Agreement

ORDER FORM

SPD Mgr:
SPD Director:
Sales Engineer:
Legal Contact:

| PROVIDER TO COMPLETE THIS SECTION | | | |
|---|---|---|---|
| PROVIDER (FULL LEGAL NAME): VS MEDIA LIMITED | | | |
| | Corporate Contact: | Provider Operations Contact | |
| Attention: | Ivy Wong | Patrick Yu | |
| Title: | Founder & CEO | Operation Director | |
| Address: City, State: Postal Code: Country: | 6C Tai Wan Village, Sai Kung New Territories Hong Kong | 6C Tai Wan Village, Sai Kung New Territories Hong Kong | |
| Phone: | 96688682 | 91033180 | |
| Fax: | | | |
| Email: | ivy@vissible.com | Patrick@vissible.com | |

| | |
|---|---|
| Effective Date: 2013.06.20 11:51:37 +01'00' | |
| Initial Term: 1 year | |

This Order Form will be governed by and is incorporated by reference into the
All capitalized terms used herein will have the meanings stated in the CHSA, unless stated otherwise.

EXHIBIT A

## PROVIDER CONTENT, REFERENCE FILES AND DELIVERY SPECIFICATIONS

### PROVIDER CONTENT AND REFERENCE FILES DELIVERY

Provider will deliver Provider Content and Reference Files in a format, resolution, and bitrate designated by to servers, by web upload, or by an alternative delivery method specified or agreed by . The Parties will exchange SSH keys for access to SFTP servers. Provider will designate the Provider account with which Provider Content and Reference Files will be associated. may modify the required delivery formats and/or destination address at any time upon notice to Provider. Provider agrees to comply with such modified specifications for any subsequent delivery of Provider Content or Reference Files.

Provider will deliver metadata via an XML Metadata Feed pursuant to specifications provided by , or by such other method as may specify during the Term. Provider acknowledges that the require the provision of certain to effectively identify and manage Provider's Works, if any, on the Website. The provision of incomplete, inaccurate, or improperly formatted metadata may result in the failure of the to function as intended.

The most current version of the specification will be available from during the Term.

The will be relevant to the video and will include, at a minimum, the following information for all Reference Files and Provider Content:

- Tags, titles, and descriptions
- Territories for applying Monetize, Block and Track Usage Policies

The ***will not*** include any third party promotions or other advertisements.